Exhibit 3.2

P08000032840

(Requestor's Name)

(Address)

(Address)

(City/State/Zip/Phone #)

☐ PICK-UP ☐ WAIT ☐ MAIL

(Business Entity Name)

(Document Number)

Certified ____ Certificates of Status ____

Special Instructions to Filing Officer

Office Use Only

COVER LETTER

TO:  Amendment Section
Division of Corporations

NAME OF CORPORATION:	ADVENTURE ENERGY, INC.

DOCUMENT NUMBER:	P08000032840

The enclosed Articles of Amendment and fee are submitted for filing.

Pleas return all correspondence concerning this matter to the following:

WAYNE ANDERSON
(Name of Contact Person)

ADVENTURE ENERGY, INC
(Firm/Company)

33 6th St. S, Suite 600
(Address)

St. Petersburg, KY 33701
(City/State and Zip Code)

For further information concerning this matter, please call:

WAYNE ANDERSON	at	(727) 895-6446
(Name of Contact Person)		(Area Code & Daytime Number)

Enclosed is a check for the following amount:

☐ $35 Filing Fee	☐ $43.75 Filing Fee & Certificate of Status	☐ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)	☐ $52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address Amendment Section Division of Corporations P.O. Box 6327 Tallahassee, FL 32314		Street Address Amendment Section Division of Corporations Clifton Building 2661 Executive Center Circle Tallahassee, FL 32301

Articles of Amendment
to
Articles of Incorporation
of

ADVENTURE ENERGY, INC.
(Name of corporation as currently filed with the Florida Dept. of State)

P08000032840
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")
(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article 2 - See enclosed sheed for amendment

Article 7 - Corporate Capitalization (New Article Enclosed)
7.1 - See enclosed sheet for amendment
7.2- Deleted, 7.3 deleted 7.4 deleted
7.5 Stays the same (this will now be 7.2) 7.6 - Stays the same (this will now be 7.3)

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

The date of each amendment(s) adoption:	April 18, 2008

Effective date if applicable:
(no more than 90 days after amendment file date)

Adoption of Am dment(s)(CHECK ONE)

☒	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by _____________________" (voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature:	/s/ Wayne Anderson
(By a director, president or othe officer directors or officers have not been selected, by an incorporation in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Wayne Anderson
(Typed or printed name of person signing)

President
(Title of person signing)

FILING FEE: $35

Article 2- Purpose of Corporation

The purpose for which the corporation is organized as:

(a) To purchase, or in any way acquire for investment or for sale or otherwise, lands, contracts for the purchase or sale of lands, buildings, improvements, and any real property of any kind or any interest therein, and as the consideration for the same to pay cash or to issue the capital stock, debenture bonds, mortgage bonds, or other obligations of the corporation, and to sell, convey, lease, mortgage, deed of trust, turn to account, otherwise deal with all or any part of the property of the corporation to make and obtain loans upon real estate, improve or unimproved, and upon personal property, giving or taking evidences of indebtedness and securing the payment thereof by mortgage, trust deed, pledge or otherwise, and to enter into contracts to buy or sell any property, real or personal, to buy and sell mortgages, trust deeds, contracts, and evidences of indebtedness, paying for the same in cash, stock or bonds, of this corporation and to draw, make, accept endorse, discount, execute, and issue promissory notes, bills of exchange, warrants, instruments, or obligations of the corporation, from time to time, for any of the objects or purposes of the corporation without restriction or limit as to amount.

(b) To engage in any lawful business; to do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, attainment of any of the objectives, or the exercise of any of the powers herein set forth, either alone of in conjunction with other corporations, firms or individuals, and either as principals or agents, and to do every other act or acts, thing or things incidental or pertinent to or growing out of or connected with the above mentioned objectives, purpose, or powers.

(c) In general to have and to exercise any and all powers that corporations have and may have under the laws of the State of Florida, and as the same may be amended, for any lawful purpose.

Article 7 - Corporate Capitalization

7.1
This corporation shall have the authority to issue two classes of capital stock the total of which shall be 55,000,000 shares. The classification and par value of 50,000,000 shares shall be common voting stock having a par value of $.001 per share, and each share shall be entitled to the same dividend, liquidation, and voting rights; the classification and par value of 5,000,000 shares shall be preferred stock having a par value of $.001 per share. Said preferred stock may be issued from time to time in one or more clads or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.